Exhibit 10.170

AMENDMENT TO

CHANGE IN CONTROL LETTER AGREEMENT

This amendment (the “Amendment”) is to the change in control severance letter between Thomas P. Gibbons (the “Executive”) and The Bank of New York Company, Inc., dated July 11, 2000 (the “Agreement”).

WHEREAS, The Bank of New York Mellon Corporation (the “Company”), as successor in interest to The Bank of New York Company, Inc., desires to implement certain amendments to the Agreement in order to avoid certain adverse federal income tax consequences to the Executive under the Agreement as a result of Section 409A of the Internal Revenue Code of 1986, as amended; and

WHEREAS, the Agreement authorizes the Company and the Executive to amend or revise the terms of the Agreement.

NOW, THEREFORE, effective as of January 1, 2009, the Agreement is hereby amended as follows:

Section 1. A new Section 17 entitled “Code Section 409A” is added to the Agreement to read as follows:

17.	Code Section 409A.

(i) Notwithstanding anything to the contrary in this Agreement or elsewhere, if (A) any severance payments or benefits provided for in this Agreement or otherwise both constitutes a “deferral of compensation” within the meaning of Section 409A and cannot be paid or provided in the manner otherwise provided without subjecting you to “additional tax”, interest or penalties under Section 409A and (B) you are a “specified employee” as determined pursuant to Section 409A as of the date of your “separation from service” (within the meaning of Treasury Regulation 1.409A-1(h)), then any such payment that is payable during the first six months following your “separation from service” shall be paid to you in a lump sum on the first business day of the seventh calendar month following the month in which your “separation from service” occurs or, if earlier, at your death. In addition, any severance payment or benefit payable upon a termination of employment that represents a “deferral of compensation” within the meaning of Section 409A shall only be paid, delivered, settled or exercised upon a “separation from service”.

(ii) Notwithstanding anything to the contrary in the Agreement or elsewhere, any payment or benefit hereunder that is exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9)(v)(A) or (C) shall be paid or provided to you only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the second taxable year following the taxable year in which the “separation from service” occurs; and provided further that such expenses are reimbursed no later than the last day of the third taxable year following the taxable year in which the “separation from service” occurs. Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under the Agreement is determined to be subject to

Section 409A, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year, in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

(iii) For the purposes of this Agreement, each payment made pursuant to Sections 5(iii)(B) and 5(iv) shall be deemed to be separate payments, amounts payable under Section 5 of this Agreement shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation Sections 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Treasury Regulation Section 1.409A-1 through A-6.

Section 2. Effectiveness of Amendment. This Amendment shall become effective on the date hereof.

Section 3. Definitions. Capitalized terms that are not defined in this Amendment shall have the meanings ascribed thereto in the Agreement.

Section 4. Other Provisions Unaffected. Except as modified by this Amendment, the existing provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the Company and the Executive have executed this Amendment as of the 11th day of December, 2008.

THE BANK OF NEW YORK MELLON CORPORATION

/s/ Lisa B. Peters
By:	Lisa B. Peters
Title:	Senior Executive Vice President

Thomas P. Gibbons

/s/ Thomas P. Gibbons

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